PROSPECTUS SUPPLEMENT

(c) BALTIA AIR LINES - U.S. INTERNATIONAL AIR CARRIER
       The New Way to Europe(tm)

                      Eighteen Selling Securityholders
                            of 666,664 Warrants
                                 ___________________

     Baltia Air Lines, Inc. ("Baltia" or "Company"), a New York corporation, hereby identifies eighteen Selling Securityholders, holding unregistered Warrants of the Company, entitling the holders to purchase up to 999,996 unregistered shares of common stock of $.0001 par value
("Common Stock" or "Shares") in accordance with the terms, conditions and plan of distribution set forth herein. This secondary offering commences contemporaneously with the Company's primary offering. The Company's Prospectus dated January 11, 1999, ("Prospectus")also relates to these eighteen Selling Securityholders of 666,664 warrants. The warrants were issued in connection with money, identified as "Bridge
Funds" in the Prospectus under "Use of Proceeds," the Company borrowed in order to purchase goods and services which otherwise would be purchased with proceeds of the offering described in the Prospectus.("Offering")


     These warrants are immediately tradeable and the terms are identical to the Warrants offered to the public in the Prospectus. (See "Notes to Financial Statements" in the Prospectus.) When the warrants are exercised, the unregistered 999,996 underlying shares may only be resold pursuant to a valid registration under the Securities Act of 1988, as amended, or a valid exemption from such registration. The Company may redeem outstanding Warrants, once they become exercisable, at a price of $.25 per warrant on not less than 30 days' written notice, provided the closing bid quotations of the Shares have exceeded $10 for 20 consecutive trading days ending on the third day prior to the date on which notice is given. See "Description of Securities" in the Prospectus.

             ------------------------------------
The following list identifies each Selling Securityholder and the number of Bridge Warrants each holds.


Neil Jones  ......................                      41,667 warrants
23 Tucquan Glen Road
Holtwood, PA 17532

Socrates Skiadas  ...................                   20,833 warrants
154-5017 Road
Whitestone, NY 11357

T.H. Holloway .....................                     41,667 warrants
16 Cloister Parkway
Amarillo, TX 79121

Ron Rust  .......................                       20,833 warrants
103 Brookmeadow Road
Wilmington, DE 19807

Hart Rotenberg  ....................                    20,833 warrants
BT1 Computers
1789 NW 79th Avenue
Miami, FL 33126

Richard Frank .....................                     41,667 warrants
199 Brook Street
Scarsdale, NY 10538

M. S. Arden Inc.  ...................                   20,833 warrants
1109 Arden) Avenue
Staten Island, NY 10312

Charles Xue ......................                      41,667 warrants
1 Lincoln Plaza Apt.  24V
New York, NY 10023

Russet Development Association  ............            20,833 warrants
39 Brighton, Avenue
Boston, MA 02134

Richard Charbit ....................                    83,333 warrants
7 Rue Ste. Isaure
Paris, FRANCE 75018

David Marston   ....................                    12,500 warrants
119 Gand Avenue
Paonia, CO 81428

J. Walker Clerk ....................                     8,333 warrants
P.O. Box 11359
Columbia, SC  29211-1359

Joseph Rotenberg  ...................                   20,833 warrants
BTI Computers
1789 NW 79th Avenue
Miami, FL 33 126

Harvey DeLott .....................                     20,833 warrants
c/o Qua1ity Truck Parts
2421 S. Wabash Avenue
Chicago, IL 60616

Michael Ostro .....................                     20,833 warrants
85 Glen Park Avenue
Toronto, Ontario
CANADA H6B2C3

Lonny DeWalt  .....................                     20,833 warrants
10516 Spencer Hill Road
Corning, NY 14830

Ronald Ameerali ...................                    166,666 warrants
38 Midway Park
Freeport, Tinidad

Hobbs Melville & Co.  .................                 41,667 warrants
110 Wall Street
New York, NY 10005


Total: 18 Securityholders ..............               666,664 warrants

PLAN OF DISTRIBUTION.

         No underwriter is involved in the distribution of the securities that may be owned by the Selling Securityholders, but rather sales will be made by the Selling Securityholders either directly or through one or more securities brokers or dealers in privately negotiated transactions, or in transactions on The Nasdaq SmallCap Market or Boston Stock Exchange, if the Company's securities are listed thereon. However, there is no assurance that the Company will qualify for listing or, if listed, will be able to maintain that listing. Alternatively, the sales may be over-the-counter transactions on The Nasdaq Stock Market.
At the closing of the Company's initial public offering presented in the Company's Prospectus dated January ___, 1999, this Prospectus
Supplement will be distributed setting forth the identity of each Securityholder and the number of Warrants each holds.

       Warrants are expected to be sold at prices acceptable to the buyer and seller. Broker-dealers through which the Selling Securityholders effect sales of the warrants may receive compensation in the form of discounts, concessions or commission from the Selling Securityholders and/or the purchasers of the warrants. The Underwriters may act as broker-dealers on behalf of one or more of the Selling Securityholders. If engaged in connection with sales by Selling Securityholders, the Underwriters do not anticipate that they will receive in excess of the customary brokerage commission in connection therewith.

       Warrants are tradeable on the Effective Date of the Company's Prospectus. However each Selling Securityholder has agreed to an Underwriter's lock-up of the Warrants and underlying shares of common stock for a period of twelve months. Warrants are exercisable commencing six months after the Effective Date and continue until the fifth anniversary of the Effective Date unless redeemed sooner by the Company. The Company may redeem the outstanding Warrants upon no less than 30 days written notice, provided the closing bid quotations of the Company's shares have exceeded $10 for 20 consecutive trading days ending on the third day prior to the date on which notice of redemption is given. Each Warrant entitles the holder to purchase 1.5 shares of the Company's common stock @ $6.00 per share. The 999,996 shares underlying the Warrants are unregistered.


       The Selling Securityholders will receive the entire proceeds from the sale of their Warrants, less any commissions paid to brokers or dealers for executing such transactions. Although the Company will not receive any funds from the sale of the Selling Securityholders' Warrants, the Company expects to pay for all expenses of registering the Selling Securityholders and will furnish Prospectuses to them.